Exhibit 99.1

Papa Murphy’s Announces Changes to Board of Directors
as Part of Refresh Initiative
Vancouver, Wash. — (December 21, 2017) — Papa Murphy’s Holdings, Inc. (“Papa Murphy’s” or the “Company”) (NASDAQ: FRSH) today announced changes to the composition of its Board of Directors, adding two new highly qualified independent directors, Alexander C. Matina and Noah A. Elbogen.
Alexander C. Matina has been appointed to the Compensation Committee and Noah A. Elbogen has been appointed to the Audit Committee. In order to maintain an appropriately sized Board, one incumbent director, Jeffrey B. Welch, has left the Board. All changes are effective immediately. As a result of these changes, the newly reconstituted Board will comprise ten directors, seven of whom are independent and all of whom have track records of delivering long-term shareholder value.
Mr. Matina and Mr. Elbogen have been added to the Board in connection with a Cooperation Agreement among Papa Murphy’s, MFP Partners, L.P. (“MFP”), the Company’s second largest shareholder with 13.1% of the shares, and Misada Capital Holdings, LLC (“Misada”), another major shareholder with 9.2% of the Company’s shares. The Cooperation Agreement contains terms regarding the parties working together for the long-term success of Papa Murphy’s.
“We have chosen to undertake a Board refresh to ensure we continue to have the critical skill sets among our Directors in order to drive long term success and shareholder value,” said Jean Birch, Chair of the Board of Papa Murphy’s. “We are pleased to welcome Alexander Matina and Noah Elbogen to Papa Murphy’s as they will bring significant financial and industry experience to the Board of Directors.”
Birch continued, “On behalf of the Board, I also want to thank Jeff Welch for his contributions as a director and his dedication to the Company. Jeff played a role in the Company’s success for the last nearly three years and provided a unique perspective and valuable insights to both the Board and management team.”
Under the terms of the Cooperation Agreement, MFP and Misada have agreed to certain customary standstill and other provisions. The complete agreement and definitive documentation will be included as exhibits to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.
Vinson & Elkins LLP and Perkins Coie LLP are serving as legal advisors to Papa Murphy’s. Olshan Frome Wolosky LLP is serving as Misada’s legal advisor.

Alexander C. Matina
Alexander C. Matina is the Vice President, Investments at MFP Investors LLC, the family office of Michael F. Price, which focuses on long-term, value investment opportunities. Mr. Matina also serves as Chairman of the Board of Trinity Place Holdings, Inc. (NYSE: TPHS), a publicly traded real estate company, focused on multi-family and retail investments. In addition, he serves on the board of S&W Seed Company (NASDAQ: SANW), a publicly traded agricultural company, with proprietary seeds targeting the alfalfa, sorghum, sunflower and stevia markets. Mr. Matina also serves on the board of XRO Energy LLC, a private energy company with assets in Wyoming. In addition, Mr. Matina has worked in various investment and financial analyst roles at Altus Capital Partners and Salomon Smith Barney, among others. Mr. Matina has a Bachelor of Science business degree from Fordham University, where he serves as an adjunct professor of Finance and as a member of the advisory board of the Gabelli Center for Global Security Analysis, and an MBA from the Columbia Business School.
Noah A. Elbogen
Noah A. Elbogen currently serves as Managing Member and Chief Executive Officer of Misada Capital Group LLC, a New Jersey-based investment manager. Previously, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focused primarily on the restaurant sector from July 2011 to July 2016. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen has served as an Independent Director of BJ’s Restaurants Inc. since June 2014. Mr. Elbogen holds a Bachelor’s degree in Economics from Columbia University.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada, and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272